Exhibit 10.1

Form of Amendment to Original 2008 Performance RSU Award Agreement

[NAME]
[ADDRESS]

Dear              :

        On              , 2008, (the “Grant Date”) you were granted a Restricted Stock Unit (“RSU”) Award (the “Original Award”) pursuant to Section 8 of the 2006 FBR Capital Markets Corporation Long-Term Incentive Plan (the “Plan”). The Original Award covered             RSUs and each RSU represented the right to receive one share of the common stock of FBR Capital Corporation (“FBRCM” or the “Company”), subject to the terms and conditions set forth in the Plan and the agreement evidencing the Original Award.

        The Compensation Committee of the Company’s Board of Directors (the “Committee”) has decided to offer you the opportunity to amend the Original Award. If you accept the offer, the Original Award (a) will be amended so that you will the opportunity to earn             RSUs that will vest based on your continued employment (as explained more fully below) and (b) will be cancelled and terminated with respect to the remaining             RSUs that are subject to the Original Award.

        If you accept the offer to amend the Original Award, you also will receive two new awards under the Plan. The first new award will be the grant of RSUs that will vest if the Company’s stock price meets a performance objective. The second new award will be the grant of an option to purchase Company stock. Your rights under the new awards will be subject to the terms and conditions set forth in the Plan and new award agreements (which are enclosed with this letter).

        The Committee’s offer is contingent upon your acceptance and your entering into a restrictive covenant agreement in the form approved by the Committee. Your Original Award will not be amended and you will forfeit the two new awards described in the preceding paragraph unless you enter into the restrictive covenant agreement before August 27, 2008.

        The remainder of this letter sets forth the terms of your amended RSU Award covering              RSUs, if you accept the offer to amend the Original Award:

        Restriction Period/Vesting: Your RSU Award will have a restriction period that will lapse based on continued employment. One third of your RSU Award will vest on the third, fourth and fifth anniversaries of the Grant Date if your employment with FBRCM continues until the applicable anniversary. During the restriction period you will not be able to sell or transfer the RSUs that are subject to your award.

        Settlement of Units: As soon as practicable after the restriction period lapses (but no later than March 15 of the year following the year in which the RSUs vest), the Company will issue shares of its common stock to you in settlement of the vested RSUs and you will have full ownership rights in those shares. The number of shares that will be issued will equal the number of RSUs that vest.

        Dividend Equivalents: FBRCM at this time has no intention of paying a dividend. However, if FBRCM chooses to pay a dividend in the future, you will be entitled to receive cash payments equivalent to any cash, stock or other property dividends that are paid on shares of the Company’s common stock during the period beginning on the Grant Date and ending on the earlier of (a) the date that you vest in the RSUs or (b) the date that you forfeit the RSUs. Your right to receive these dividend equivalents, if any, is subject to the same vesting requirements that apply to the RSUs. Any dividends that are payable to you will be paid at the same time that shares of Company common stock are issued in settlement of your RSUs. Such payments will be treated as compensation reportable on your Form W-2 (rather than as dividend income).

        Shareholder Rights: You will not have any rights as a shareholder of the Company with respect to the RSUs. You will have rights as a shareholder, including the right to vote and receive dividends, on and after the date that the Company issues shares of its common stock in settlement of vested RSUs.

        Change in Control: In the event of a Change in Control, the Committee will determine the impact of the Change in Control, including whether the RSU Award will vest in accordance with section 11.2 of the Plan or be assumed or substituted in accordance with Section 11.3.

        If You Leave FBRCM: If you leave FBRCM before the end of the restriction period, you will forfeit the restricted or unvested portion of the RSU Award. As provided in the Plan, you may vest in additional RSUs if your employment ends on account of your death, disability or retirement or if you are terminated as part of a reduction in force. For purposes of your RSU Award, the term “disability” means that you are entitled to receive (but for any waiting period), benefits under a long-term disability insurance plan or policy maintained by the Company. The term “retirement” means a separation from service that is recognized as retirement under the Company’s retirement policy.

        Taxes: You are strongly advised to consult with your own tax professional concerning the tax implications of your RSU Award based on your particular circumstances. FBRCM cannot provide you with tax advice. RSUs differ from other forms of incentive compensation in many ways, including how they are treated for tax purposes. Generally, in the U.S., you will not be taxed at the time of the grant. However, upon settlement of the RSU Award, the value of the Company common stock and any cash or other property issued or paid to you is taxed as ordinary income and you are required to pay taxes at that time. The shares will not be released until payment for the taxes is received. FBRCM will provide you with instructions for making payments closer to your vesting date.

        Acceptance of Amendment: You will be able to accept the offer to amend the Original Award on Fidelity’s Stock Plan Administration website at netbenefits.fidelity.com. You will be receiving additional information regarding Fidelity’s administration of RSU Awards.

Please contact             at              if you have any questions.

Name of Officer Signing Letter:
Title: